Exhibit 99.1

August 15, 2012

Dear Shareholders and Advisors:

TNP Strategic Retail Trust, Inc. (“SRT,“ the ”Company,” “we,” “us” or “our”) delivered strong results in the first six months of 2012. During Q1 and Q2 of 2012 we acquired $103 million of grocery-anchored necessity retail centers, exceeding the $102 million acquired in calendar 2011. We also made significant improvement in our modified funds from operations (“MFFO”).

2012 Year to Date Highlights

•	SRT’s Board of Directors voted to renew TNP’s advisory agreement with its external advisor for another year to August 7, 2013.

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During the first six months of 2012, we acquired 9 properties, adding 944,538 square feet to our portfolio. At June 30, 2012, the SRT portfolio totaled 20 properties and 2,074,980 square feet. The portfolio has grown dramatically since December 2011.

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SRT acquired $258,686,000 of grocery-anchored necessity retail centers with 2,074,980 square feet of leasable area as of June 2012 vs total completed acquisitions at December 2011 of $155,261,000 containing 1,130,482 square feet.

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SRT has completed six sales of free standing parcels across the portfolio since August 2011 totaling $9,275,000. The proceeds from these parcel sales were used to pay down debt with the balance redeployed into other completed acquisitions. These sales and redeployment of proceeds were very accretive to our MFFO and were completed on a tax deferred basis.

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Grocery, drug and other anchor tenants represent approximately 48.87% of the square feet in our portfolio. These grocery, drug and other anchor tenants generate approximately 41.73% of our total revenue. Finally, our anchor tenants have an average remaining lease term of 11 years and 1 month as of June 30, 2012.

•	Our Board of Directors determined that our estimated net asset value per share was $10.18 at March 31, 2012, up from $10.14 at December 31, 2011.

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Two fixed rate property financing pools were completed totaling $59.2 million. These financings allowed SRT to lock in long term fixed rate debt at rates of 5.93% and 5.10%. Both pools are subject to 30 year amortization and have maturities of between 5 and 7 years.

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We completed our second UPREIT acquisition on March 12, 2012 of Turkey Creek Shopping Center located in Knoxville, Tennessee. The acquisition price was paid with a combination of common units of our operating partnership and approximately $600,000 in cash.

Highlights: 2nd Quarter 2012 vs 2nd Quarter 2011

The SRT portfolio has grown dramatically since December 2011, adding 9 properties and 944,538 square feet during the first six months of 2012.

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2012 year to date leasing has been very strong totaling 110,394 square feet. Renewals totaled 84,512 square feet with only 1,712 square feet vacating our properties out of over 2.074 million square feet. By comparison 2011 recorded 71,057 square feet of leasing activity during the entire year.

•	For the second quarter of 2012 net loss attributable to SRT was ($0.42) per share compared to a net loss of ($0.54) per share for the same period in 2011.

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Our total revenue for the second quarter of 2012 increased 185.30% to approximately $6.713 million compared to total revenue of $2.353 million for the second quarter of 2011. The increase in revenue is due primarily to SRT owning 20 properties at the end of the second quarter of 2012 compared to owning 7 properties at the end of the second quarter of 2011.

Leasing Report:

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As of June 30, 2012, there were 20 properties in the SRT portfolio with an average occupancy of 87.1%, up from 81.4% at December 31, 2011. A significant portion of this increase is attributable to the 92.88% average occupancy of our 2012 purchases as well as net positive absorption of 29,306 square feet of space in our existing properties.

•	2nd quarter leasing results for 2012 vs 2011:

	Q2 2012	Q2 2011
➢ New Leases-sq ft	8,741	1,011
➢ Renewals-sq ft	36,404	18,890
➢ Vacate-sq ft	(1,712)	0

➢ Total Net Leasing	43,433	19,901

Please find enclosed two news releases and an SRT Properties Portfolio Summary presented to the SRT Board of Directors on July 18, 2012. We are very positive about your company’s immediate future. Please call me at (949) 833-8252 any time to discuss SRT.

Best Regards,

Anthony W. “Tony” Thompson

Chairman & CEO